Exhibit 10.2

DUCOMMUN INCORPORATED

REVENUE PERFORMANCE STOCK UNIT AGREEMENT

This performance restricted stock unit agreement is made as of March __, 2026 (the “Effective Date”), between Ducommun Incorporated, a Delaware corporation (the “Corporation”), and ____________ (“Award Holder”).
R E C I T A L S
This performance restricted stock unit agreement is pursuant to the 2024 Stock Incentive Plan (the “Plan”).
A G R E E M E N T S
1.    Grant. The Corporation hereby grants to the Award Holder an award (the “Award”) with a target (if the Corporation achieves the target level performance goals described in Exhibit A) of x,xxx revenue performance stock units (the “Revenue Performance Stock Units”), subject to certain adjustments as described herein. Each Revenue Performance Stock Unit represents the right to receive one share of Common Stock, subject to the conditions set forth in this performance restricted stock unit agreement and the Plan.
2.    Definitions. Unless the context clearly indicates otherwise, and subject to the terms and conditions of the Plan as the same may be amended from time to time, the following terms, when used in this performance restricted stock unit agreement, shall have the meanings set forth in this Section 2.
        “Common Stock” shall mean the Common Stock, $.01 par value, of the Corporation or such other class of shares or other securities as may be applicable pursuant to the provisions of Section 6 of this performance restricted stock unit agreement.
        “Subsidiary” shall mean a corporation or other form of business entity more than 50% of the voting shares of which is owned or controlled, directly or indirectly, by the Corporation and which is designated by the Committee for participation in the Plan by the key employees thereof.
        “Committee” shall mean the Compensation Committee of the Board of Directors of the Corporation, or if there is no such committee acting, the Board of Directors of the Corporation.

    3.    Vesting. The Award shall vest at the end of the 3-year performance period, beginning as of January 1, 2026 and ending on December 31, 2028 (the “Performance Period”). The vesting of the Award shall be based upon the Corporation achieving during the last year of the Performance Period, that level of revenue as set forth in Exhibit A as approved by the Committee at the commencement of the Performance Period. Following the end of the Performance Period and the collection of relevant data necessary to determine the extent to which the performance goal has been satisfied, the Committee will determine: (a) the amount of revenue that was achieved by the Corporation during the last year of the Performance Period relative to the level of revenue approved by the Committee, and (b) the percentage and number of the Revenue Performance Stock Units earned as a result thereof for the Performance Period (the number earned shall be referred to as the “Earned Units”). The Earned Units shall vest (and become “Vested Units”) as of the last day of the Performance Period, subject to the continued employment of the Award Holder by the Corporation through such date. The Committee shall make the determination set forth herein in its sole discretion. The level of achievement of revenue shall be evidenced by the Committee’s written certification. For the avoidance of doubt, any Revenue Performance Stock Units subject to this Award that do not become Earned Units in accordance with the forgoing shall expire without consideration at the end of the Performance Period.

4.     Settlement of Vested Units. Upon certification by the Committee pursuant to Section 3 hereof of the total number of Earned Units earned hereunder for the Performance Period, one share of Common Stock shall be issuable for each Vested Unit (the “RPSU Shares”). Thereafter, the Corporation will transfer such RPSU Shares to the Award Holder no later than March 15th of the calendar year after the end of the Performance Period, subject to the satisfaction of any required tax withholding obligations, securities law registration or other requirements, and applicable stock exchange listing. No fractional shares shall be issued with respect to the Award. The Award Holder shall not acquire or have any rights as a shareholder of the Corporation by virtue of this performance restricted stock unit agreement (or the Award evidenced hereby) until the certificates representing shares of Common Stock issuable pursuant to this Award are actually issued and delivered to the Award Holder in accordance with the terms of the Plan and this performance restricted stock unit agreement. Notwithstanding the foregoing, the Award Holder may elect, on a form and in a manner prescribed by the Corporation, to defer any payment of Vested Units, provided that any such deferral of payment must comply with any applicable requirements of Section 409A of the Code.
5.    Termination. If the Award Holder’s employment with the Corporation or a Subsidiary terminates at any time for any reason prior to the expiration of the Performance Period, except as provided in this Section 5 or as determined by the Committee in its sole and absolute discretion, any Revenue Performance Stock Units that have not become Vested Units will be forfeited and cancelled and surrendered to the Corporation without payment of any additional consideration, effective on the date of the Award Holder’s termination of employment. As used herein, the term “permanent disability” shall mean the date on which the Award Holder has not worked or been able to work due to physical or mental incapacity for a period of one hundred eighty (180) consecutive days. Upon the termination of the Award Holder’s employment with the Corporation or a Subsidiary as a result of death or permanent disability all outstanding Revenue Performance Stock Units shall remain eligible to vest and become Earned Units based on the amount of revenue that was achieved by the Corporation during the last year of the Performance Period relative to the level of revenue approved by the Committee for each and every annual outstanding grant in accordance with Section 3 hereof (and any Earned Units shall be settled into shares of Common Stock following the Committee’s certification in accordance with Section 4 hereof). As used herein, the term “retirement” shall mean the Award Holder’s termination of employment with the Corporation or a Subsidiary, when either (x) the Award Holder is sixty-five (65) or more years of age, or (y) the Award Holder is sixty (60) or more years of age and has completed at least five (5) years of service with the Corporation or a Subsidiary. Upon the termination of the Award Holder’s employment with the Corporation or a Subsidiary as a result of retirement all outstanding Revenue Performance Stock Units shall remain eligible to vest and become Earned Units based on the amount of revenue that was achieved by the Corporation during the last year of the Performance Period relative to the level of revenue approved by the Committee for each and every annual outstanding grant in accordance with Section 3 hereof (and any Earned Units shall be settled into shares of Common Stock following the Committee’s certification in accordance with Section 4 hereof). To the extent any payment hereunder is considered nonqualified deferred compensation subject to Section 409A of the Code, all such payments and settlements shall be made in compliance with Section 409A of the Code and a termination of employment shall not be deemed to have occurred for purposes of any payments contingent thereon unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.
6.    Adjustments
         (a)    If the outstanding shares of Common Stock of the Corporation are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Corporation through recapitalization (other than the conversion of convertible securities according to their terms), reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made, or if the Corporation shall spin-off, spin-out or otherwise distribute assets with respect to the outstanding shares of Common Stock of the Corporation, an appropriate and proportionate adjustment shall be made, in the number of Revenue Performance Stock Units subject to this Award.
         (b)    In the event of the dissolution or liquidation of the Corporation, or upon any merger, consolidation or reorganization of the Corporation with any other corporations or entities as a result of which the Corporation is not the surviving corporation, or upon the sale of all or substantially all of the assets of the Corporation or the acquisition of more than 80% of the stock of the Corporation by another corporation or entity, there shall be substituted for each of the shares of Common Stock then subject to this Award the number and kind of shares of stock, securities or other assets which would have been issuable or payable in respect of or in exchange for such Common Stock then subject to the Award, as if the Award Holder had been the owner of such shares as of the transaction date. Any securities so substituted shall be subject to similar successive adjustments.
         7.    No Right to Continued Employment. Nothing in the Plan, in this performance restricted stock unit agreement or in any other instrument executed pursuant thereto shall confer upon the Award Holder any right to continue in the employ of the Corporation or any Subsidiary of the Corporation or shall interfere in any way with the right of the Corporation or any such Subsidiary to at any time terminate the employment of the Award Holder with or without cause.

    8.    Legal Requirements. No shares issuable under this Award shall be issued or delivered unless and until, in the opinion of counsel for the Corporation, all applicable requirements of federal and state law and of the Securities and Exchange Commission pertaining to the issuance and sale of such shares and any applicable listing requirements of any national securities exchange on which shares of the same class are then listed, shall have been fully complied with. In connection with any such issuance or transfer, the person acquiring the shares shall, if requested by the Corporation, give assurances satisfactory to counsel to the Corporation in respect of such matters as the Corporation or any Subsidiary of the Corporation may deem desirable to assure compliance with all applicable legal requirements.
    9.    No Rights as a Shareholder. Neither the Award Holder nor any beneficiary or other person claiming under or through the Award Holder shall have any right, title or interest in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to this Agreement except as to such shares of Common Stock, if any, as shall have been issued or transferred to such person.
    10.    Withholding. The Corporation or any Subsidiary of the Corporation may make such provisions as it may deem appropriate for the withholding of any taxes which the Corporation or such Subsidiary determines it is required to withhold in connection with this performance restricted stock unit agreement and the transactions contemplated hereby, and the Corporation or any such Subsidiary may require the Award Holder to pay to the Corporation or such Subsidiary in cash any amount or amounts which may be required to be paid as withheld taxes in connection with any issuance of Common Stock pursuant to this Award or any other transaction contemplated hereby as a condition to the issuance of shares of the Common Stock, provided, however, that any amount withheld for taxes in connection with this Award may, at the election of the Award Holder, be paid with previously issued shares of Common Stock or the deduction of shares of Common Stock to be issued in connection with this Award.
    11.    No Assignments. Neither this performance restricted stock unit agreement, nor this Award nor any other rights and privileges granted hereby shall be transferred, assigned, pledged or hypothecated in any way, whether by operation of law of descent and distribution. Upon any attempt to so transfer, assign, pledge, hypothecate or otherwise dispose of this performance restricted stock unit agreement, this Award or any other right or privilege granted hereby contrary to the provisions hereof, this performance restricted stock unit agreement, this Award and all of such rights and privileges shall immediately become null and void, provided however, that the Award Holder may transfer an Award to any “family member” (as such term is defined in Section A.1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8 and provided further, that such transferee acknowledges and agrees that the Award remains subject to all of the terms and conditions of this Agreement and the Plan..
    12.    Other Programs. Nothing contained in this performance restricted stock unit agreement shall affect the right of the Award Holder to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance, profit-sharing or other employee benefit plan or program of the Corporation or of any Subsidiary of the Corporation.
    13.    The Plan. The Award hereby granted is subject to, and the Corporation and Award Holder agree to be bound by, all of the terms and conditions of the Plan as the same may be amended from time to time in accordance with the terms thereof, but no such amendment may adversely affect the Award Holder’s rights under this performance restricted stock unit agreement. Award Holder acknowledges receipt of a complete copy of the Plan.
    14.    Clawback. Notwithstanding any other provisions in the Plan, the Corporation may cancel any Award, require reimbursement of any Award by the Award Holder, and effect any other right of recoupment of equity or other compensation provided under the Plan (including under this revenue performance stock unit agreement) or otherwise in accordance with the Corporation’s clawback policy as the same may be adopted and/or modified from time to time (the "Clawback Policy"). The Award Holder acknowledges that any RPSU Shares awarded pursuant to the Plan and this performance restricted stock unit agreement may be subject to repayment to the Corporation in accordance with the Clawback Policy. By accepting the Award, Award Holder is agreeing to be bound by the Clawback Policy, as in effect on the Effective Date or as may be adopted and/or modified from time to time by the Corporation in its sole discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements). The Award Holder hereby expressly agrees that in connection with the enforcement of the Clawback Policy, the Corporation shall have the right to reduce, cancel, or withhold against outstanding, unvested, vested, or future cash or equity-based compensation owed or due to the Award Holder that is subject to such policy, to the maximum extent permitted under applicable law.
    15.    Committee Authority. All questions arising under the Plan or under this performance restricted stock unit agreement shall be decided by the Committee in its total and absolute discretion. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this performance restricted stock unit agreement, all of which shall be binding upon the Award Holder to the maximum extent permitted by the Plan.
    16.    Consideration. The consideration for the rights and benefits conferred on Award Holder by this Award are the services rendered by the Award Holder after and not before the grant of this Award.

    17.    Applicable Law. This Award has been granted as of the effective date set forth above at Los Angeles, California, and the interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California.

DUCOMMUN INCORPORATED

By: __________________________________
        Secretary

By: __________________________________
        Assistant Secretary

                             _____________________________                                                Award Holder

EXHIBIT A

Target Revenue: $______

For purposes of this Award of Revenue Performance Stock Units, “Revenue” means the revenue of the Corporation for the Corporation’s fiscal year ending December 31, 2028, as included in the Corporation’s audited financial statements and subject to adjustment as provided herein. For purposes of this Award, Revenue shall be adjusted (as determined by the Committee) (i) for changes in accounting, (ii) as a result of the Corporation or any of its subsidiaries divesting or otherwise discontinuing the operation of a business, reporting segment or business unit (the “Divested Business”) during the Performance Period (a “Divestiture Event”), in an amount equal to the Revenue attributable to the Divested Business, (iii) to exclude any asset impairment write-offs or charges (whether of goodwill, intangible or tangible assets), (iv) to exclude any transaction-related costs or expenses arising in connection with the purchase or sale of any business or product line, including but not limited to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic 805, (v) to exclude any costs or expenses arising in connection with the refinancing, restructuring or repayment of any debt, including but not limited to the unamortized portion of any original issue discount, the unamortized portion of any original issue costs and expenses and any prepayment or make-whole payments, costs or expenses, (vi) to exclude the effects of items and events that are “unusual,” “infrequent” or “nonrecurring” as determined under generally accepted accounting principles and (vii) any restructuring, reorganization or other costs, expenses or charges that the Committee determines should be adjusted to fairly reflect the operating performance of the Corporation. An appropriate adjustment in the Revenue amounts in the table below shall also be made for any of the events described in Section 6(a) above.

    For the avoidance of doubt, Revenue shall be adjusted in the event of a divestiture of all or any portion of any business unit, operating segment, asset or product line of the Corporation during the Performance Period (the “Divested Business”) such that the revenue attributable to such Divested Business during the portion of the Performance Period following such divestiture shall be calculated assuming the Divested Business achieved target level of performance.

	FY 2028 Revenue*
	Performance
	%	$M	Vesting
Maximum	%		$200%
Target	%		$100%
Threshold	%		$50%
<Threshold	<_%	<$	0%
	* Interpolation between Levels

After the end of the Corporation’s fiscal year ending December 31, 2028, the Committee shall determine the Corporation’s Revenue for such fiscal year and the applicable percentage of

Revenue Performance Stock Units earned for the Performance Period. If the Revenue does not equal or exceed the thresholds in the table above (subject to adjustment as provided in Section 6 and in this Exhibit A), the Award shall expire without consideration. In the event that the Revenue for the 2028 fiscal year falls between two of the percentages listed in the table below, the applicable percentage of Revenue Performance Stock Units based on such achievement shall be determined by linear interpolation. The total number of Revenue Performance Stock Units subject to the Award that are earned based upon the Corporation’s achievement during the last year of the Performance Period (as determined by the Committee) will be equal to the percentage determined by reference to the table above with respect to the Corporation’s Revenue for the fiscal year ending December 31, 2028 multiplied by the number of Revenue Performance Stock Units set forth in Section 1 above.